Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN FIRST QUARTER EARNINGS

Aiken, South Carolina (April 30, 2025) - Security Federal Corporation (the “Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (the “Bank”), today announced earnings and financial results for the quarter ended March 31, 2025.

The Company reported net income available to common shareholders of $2.6 million, or $0.81 per common share, for the quarter ended March 31, 2025, compared to $1.8 million, or $0.54 per common share, for the first quarter of 2024. The increase in net income available to common shareholders was primarily due to increases in net interest income and non-interest income, as well as a decrease in the provision for credit losses, which were partially offset by an increase in non-interest expense, provision for income taxes and the payment of preferred stock dividends during the first quarter of 2025.

First Quarter Financial Highlights

●	Net interest income increased $1.2 million, or 12.5%, to $11.2 million as interest income increased and interest expense decreased.

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Total interest income increased $514,000, or 2.7%, to $19.2 million while total interest expense decreased $733,000, or 8.4%, to $8.0 million during the first quarter of 2025 compared to the same quarter in 2024. The increase in interest income was the result of a $1.6 million increase in interest income from loans, which was partially offset by a decrease in interest income from investments and other interest-earning assets. Interest expense decreased during the first quarter of 2025 due to lower market interest rates and the payoff of outstanding borrowings with the Federal Reserve, which resulted in a lower balance of average interest-bearing liabilities compared to the first quarter of 2024.

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Non-interest income increased $122,000, or 5.3%, to $2.4 million during the first quarter of 2025 compared to the same quarter in the prior year primarily due to a $60,000 increase in rental income and $62,000 gain on sale of land held for sale. During the first quarter of 2025, we purchased a multi-tenant property resulting in an increase to rental income. The property is intended to be the future site of a full-service branch.

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Non-interest expense increased $205,000, or 2.1%, to $9.8 million during the quarter ended March 31, 2025, compared to the same quarter in the prior year primarily due to a $256,000 increase in salaries and expenses for employee benefits, which was partially offset by a decrease in expenses for advertising and depreciation and maintenance of equipment.

	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	3/31/2025	3/31/2024
Total interest income	$19,233	$18,719
Total interest expense	8,004	8,737
Net interest income	11,229	9,982
Provision for credit losses	-	335
Net interest income after provision for credit losses	11,229	9,647
Non-interest income	2,443	2,321
Non-interest expense	9,840	9,635
Income before income taxes	3,832	2,333
Provision for income taxes	826	580
Net income	3,006	1,753
Preferred stock dividends	415	-
Net income available to common shareholders	$2,591	$1,753
Earnings per common share (basic)	$0.81	$0.54

Credit Quality

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The Bank recorded no provision for credit losses during the first quarter of 2025 compared to $300,000 in provision for credit losses on loans and $35,000 in provision for credit losses on unfunded commitments, resulting in a total provision for credit losses of $335,000 for the first quarter of 2024.

●	Non-performing assets were $7.3 million, or 0.46% of total assets, at March 31, 2025, compared to $7.6 million, or 0.47% of total assets, at December 31, 2024.

●	The allowance for credit losses as a percentage of gross loans was 1.99% at March 31, 2025, compared to 1.98% at December 31, 2024.

At Period End (dollars in thousands):	3/31/2025	12/31/2024	3/31/2024
Non-performing assets	$7,264	$7,636	$6,635
Non-performing assets to total assets	0.46%	0.47%	0.44%
Allowance for credit losses	$14,005	$13,894	$12,842
Allowance for credit losses to gross loans	1.99%	1.98%	1.95%

Balance Sheet Highlights and Capital Management

●	Total assets were $1.6 billion at March 31, 2025, a year-over-year increase of $65.8 million, or 4.3%, and a $27.7 million, or 1.7% decrease from the prior quarter.

●	Cash and cash equivalents decreased $45.2 million during the first quarter of 2025 to $133.1 million at March 31, 2025 primarily because of the repayment of borrowings with the Federal Reserve.

●	Total loans receivable, net was $689.1 million at March 31, 2025, an increase of $2.0 million, or 0.3%, since December 31, 2024.

●	Investment securities increased $13.7 million, or 2.1%, during the quarter to $674.6 million at March 31, 2025, purchases of investment securities exceeded maturities and principal paydowns.

●	Deposits increased $21.5 million, or 1.6%, during the first quarter to $1.3 billion at March 31, 2025.

●	Borrowings decreased $53.6 million, or 57.6%, during the quarter to $39.4 million at March 31, 2025, primarily due to the repayment of borrowings with the Federal Reserve Bank.

●	Common equity book value per share increased to $32.57 at March 31, 2025, from $31.21 at December 31, 2024.

Dollars in thousands (except per share amounts)	3/31/2025	12/31/2024	3/31/2024
Total assets	$1,584,027	$1,611,773	$1,518,214
Cash and cash equivalents	133,080	178,277	92,775
Total loans receivable, net	689,111	687,149	646,007
Investment securities	674,569	660,823	691,554
Deposits	1,345,548	1,324,033	1,205,879
Borrowings	39,391	92,964	125,383
Total shareholders' equity	186,738	182,389	174,569
Common shareholders' equity	103,789	99,440	91,620
Common equity book value per share	$32.57	$31.21	$28.41
Total risk based capital to risk weighted assets (1)	20.16%	19.96%	19.27%
CET1 capital to risk weighted assets (1)	18.90%	18.71%	18.01%
Tier 1 leverage capital ratio (1)	10.58%	9.88%	9.91%
(1) - Ratio is calculated using Bank only information and not consolidated information

Security Federal has 19 full-service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: potential adverse impacts to economic conditions in our local market area or other aspects of the Company’s business, operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; changes in the Community Development Capital Initiative (CDCI) Program; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; legislative or regulatory changes that adversely affect the Company’s business, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations, including disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; pricing of products and services; environmental, social and governance goals and targets; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. These factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake any responsibility to update or revise any forward-looking statement.